200 West Cypress Creek Road, Suite 400
Fort Lauderdale, Florida 33309

NEWS RELEASE

Contact:	Robert W. Beard,
Senior Vice President and Investor Relations Officer
954-308-4200

SMF ENERGY CORPORATION COMPLETES PRIVATE OFFERING OF
$725,000 IN DEBT SECURITIES AND ANNOUNCES
AMENDMENT TO ITS CREDIT FACILITY

Ft. Lauderdale, FL, September 8, 2008 - SMF ENERGY CORPORATION, (NASDAQ: FUEL) (the “Company”), a leading provider of specialized transportation and distribution services for petroleum products and chemicals today announced the sale of $725,000 in debt securities to institutional and accredited investors in a private offering.

The debt securities consist of 12% unsecured convertible promissory notes maturing on September 1, 2010. All principal on the promissory notes is payable at maturity. Interest will be paid semi-annually on each March 1 and September 1, beginning March 1, 2009. The unpaid principal amount of the promissory notes and the accrued but unpaid interest thereon may be converted into shares of the Company’s common stock at $0.65 per share.

Concurrently with the offering, the Company and Wachovia Bank, N.A., its primary lender, amended the Company’s credit facility to approve the issuance of the Company’s unsecured convertible promissory notes and to increase the interest rate on borrowings under the credit line with the bank to 2.75% per annum in excess of the prime rate. The Company and Wachovia also agreed that the maximum aggregate principal amount that the Company would raise by the sale of these unsecured convertible promissory notes, coupled with sales of the Company’s preferred stock, would not exceed $1,500,000 between August 15, 2008 and December 31, 2008.

Richard E. Gathright, President, commented, “This additional capital, coupled with our steadily improving operating results, should serve to further insulate us from the short term supplier credit issues we have faced this year, as we responded to the historic increases in fuel prices. While it is always difficult to predict the impact of disparate economic factors, such as the price of oil, the sub prime bank loan crisis, and the potential need for our emergency response services in this active hurricane season, we are optimistic that we are positioned to respond to these challenges.”

About SMF ENERGY CORPORATION (NASDAQ: FUEL)

The Company is a leading provider of petroleum product distribution services, transportation logistics and emergency response services to the trucking, manufacturing, construction, shipping, utility, energy, chemical, telecommunication and government services industries. The Company provides its services and products through 26 locations in the ten states of Alabama, California, Florida, Georgia, Louisiana, Mississippi, North Carolina, South Carolina, Tennessee and Texas. The broad range of services the Company offers its customers includes commercial mobile and bulk fueling; the packaging, distribution and sale of lubricants; integrated out-sourced fuel management; transportation logistics and emergency response services. The Company’s fleet of custom specialized tank wagons, tractor-trailer transports, box trucks and customized flatbed vehicles delivers diesel fuel and gasoline to customers’ locations on a regularly scheduled or as needed basis, refueling vehicles and equipment, re-supplying fixed-site and temporary bulk storage tanks, and emergency power generation systems; and distributes a wide variety of specialized petroleum products, lubricants and chemicals to its customers. In addition, the Company’s fleet of special duty tractor-trailer units provides heavy haul transportation services over short and long distances to customers requiring the movement of over-sized or over-weight equipment and manufactured products. More information on the Company is available at www.mobilefueling.com.

FORWARD LOOKING STATEMENTS

This press release includes “forward-looking statements” within the meaning of the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Because these statements depend on assumptions as to future events, they should not be relied on by shareholders or other persons in evaluating the Company. Although management believes that these assumptions are reasonable, actual events could differ materially from those projected. In addition, there are various risks and uncertainties which could cause future events to vary, including but not limited to those cited in the “Risk Factors” section of the Company’s Form 10-K for the year ended June 30, 2007 and in the Form 10-Q for the quarter ended March 31, 2008.